Filed under Rule 424(b)(2), Registration Statement No. 333-175599 Preliminary Pricing Supplement No. 15 - Dated Monday, May 12, 2014 (To: Prospectus Dated July 15, 2011)
CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WFM2	[]	100.000%	1.650%	[]	Fixed	3.400% (Per Annum)	Semi-Annual	05/15/2023	11/15/2014	$16.34	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC   Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

06050WFN0	[]	100.000%	2.800%	[]	Fixed	4.200% (Per Annum)	Semi-Annual	05/15/2032	11/15/2014	$20.18	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC   Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates: Monday, May 12, 2014 through Monday, May 19, 2014

Trade Date: Monday, May 19, 2014 @ 12:00 PM ET

Settlement Date: Thursday, May 22, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

												Bank of America InterNotes Prospectus dated 7-15-11

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

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